PRESS RELEASE                                                      EXHIBIT 99.1


CHILES OFFSHORE CLOSES THE PURCHASE OF THE TONALA

HOUSTON, TEXAS
July 25, 2001

FOR IMMEDIATE RELEASE-- CHILES OFFSHORE INC. (AMEX: "COD") today announced that it has completed the previously announced transaction to purchase the ultra-premium jackup rig, the Tonala, owned by Perforadora Central de C.V. of Mexico.

Under the terms of the purchase agreement Chiles Offshore issued 2,679,723 shares of common stock and assumed $58.8 million of aggregate principal amount of debt incurred by Perforadora Central to construct the Tonala.

The Tonala is an ultra-premium jackup of the LeTourneau Super 116 design and it was delivered from the yard and commissioned in April 2000. Since that time, Chiles Offshore has operated the Tonala under a bareboat charter with Perforadora Central. The Tonala will be renamed the Chiles Coronado.

Following the completion of the transaction Chiles Offshore has a total of 20,262,432 shares of common stock outstanding (net of 109,000 shares held in treasury), of which affiliates and stockholders of Perforadora Central hold approximately 13.2%. The Tonala related debt is guaranteed by the U.S. Maritime Administration and bears interest at the rate of approximately 5.6% per year until its final maturity in July 2011.

Chiles Offshore Inc. is a provider of contract drilling services to the worldwide offshore oil and gas industry. The Company currently owns and operates a fleet of three ultra-premium jackup rigs in the Gulf of Mexico, all of which have been delivered after May 1999. The Company is presently building its fourth and fifth ultra-premium jackup rigs, which are expected to be delivered in the 2nd and 3rd quarters of 2002, respectively. For further information, please contact Dick Fagerstal, Senior Vice President and Chief Financial Officer at
(212) 621-9283 or (713) 339-3777 or via e-mail at: dickf@ckor.com and / or visit our website at www.chilesoffshore.com.

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe the company's business strategy, industry outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, including risks associated with level of oil and natural gas exploration in the Gulf of Mexico, the availability of competitive drilling rigs and level of oil and natural gas prices. We urge you to carefully consider the more detailed discussion of these



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risks and uncertainties under the heading "Forward-Looking Statements" in the company's Amendment No. 4 to Registration Statement on Form S-1. The forward-looking statements included in this release are made only as of the date of this release and the company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.



















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